Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined balance sheet as of March 31, 2015 and the unaudited pro forma condensed combined statements of income for the year ended December 31, 2014 and the three months ended March 31, 2015 are based on the historical financial information of Greenhill and Cogent and give effect to the Acquisition as described below. The Acquisition has been accounted for using the purchase method of accounting. Under the purchase method of accounting the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. Estimates of the fair values of the acquired assets and assumed liabilities of Cogent have been combined with the recorded values of the assets and liabilities of Greenhill in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined balance sheet as of March 31, 2015 gives effect to the Acquisition as if it had occurred on March 31, 2015. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2014 and the three months ended March 31, 2015 give effect to the Acquisition as if it had occurred on January 1, 2014.
The unaudited pro forma combined financial information has been derived from and should be read in conjunction with (i) the audited consolidated financial statements and the related notes of Greenhill in its Annual Report on Form 10-K as of and for the year ended December 31, 2014, (ii) the unaudited condensed consolidated financial statements and the related notes of Greenhill in its Form 10-Q as of and for the three months ended March 31, 2015, (iii) the audited consolidated financial statements and the related notes thereto of Cogent as of and for the year ended December 31, 2014, included in Exhibit 99.1 to this current report on Form 8-K, and (iv) the unaudited consolidated financial statements and the related notes of Cogent as of and for the three months ended March 31, 2015, included in Exhibit 99.2 to this current report on Form 8-K.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and in accordance with the requirements of Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information is not intended to represent or necessarily be indicative of the operating results or financial position that would have occurred if the Acquisition had been completed during the period or as of the dates for which the pro forma data is presented, and the impact of possible revenue enhancements and expense efficiencies, among other factors, have not been considered. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the preliminary allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment.

Greenhill & Co., Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2015
(In thousands)

	Historical
	Greenhill (consolidated)	Cogent(unaudited)	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$34,446	$9,636	$(7,300)	(a)	$36,782
Advisory fees receivable, net of allowance for doubtful accounts	72,784	11,078	—		83,862
Other receivables	6,590	556	—		7,146
Property and equipment, net	9,444	1,214	—		10,658
Investments in merchant banking funds	3,675	—	—		3,675
Goodwill	121,666	—	92,981	(b)	214,647
Deferred tax asset, net	43,198	—	—		43,198
Other assets	2,876	651	1,300	(b)	4,827
Total assets	$294,679	$23,135	$86,981		$404,795
Liabilities and Equity
Compensation payable	$7,460	$5,667	$—		$13,127
Accounts payable and accrued expenses	10,292	1,272	—		11,564
Current income taxes payable	5,721	2,682	—		8,403
Bank revolving loan payable	34,700	—	(975)	(b)	33,725
Bank term loans payable	—	—	45,000	(b)	45,000
Contingent obligation due selling unitholders of Cogent	—	—	13,144	(b)	13,144
Deferred tax liability	275	—	500	(b)	775
Total liabilities	58,448	9,621	57,669		125,738
Common stock	396		8	(b)	404
Contingent convertible preferred stock	14,446	—	—		14,446
Restricted stock units	55,363	—	—		55,363
Additional paid-in capital	635,178	—	42,818	(b)	677,996
Exchangeable shares of subsidiary	1,958	—	—		1,958
Retained earnings	134,901	13,659	(13,659)	(c)	134,901
Accumulated other comprehensive income (loss)	(25,008)	(325)	325	(c)	(25,008)
Treasury stock, at cost	(581,697)	—	—		(581,697)
Stockholders’ equity	235,537	13,334	29,492		278,363
Noncontrolling interests	694	180	(180)	(c)	694
Total equity	236,231	13,514	29,312		279,057
Total liabilities and equity	$294,679	$23,135	$86,981		$404,795

See the accompanying notes to the unaudited pro forma condensed combined financial information

Greenhill & Co., Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2014
(in thousands except share and per share data)

	Historical
	Greenhill (consolidated)	Cogent (unaudited)	Pro Forma Adjustments		Pro Forma Combined
Revenues
Advisory revenues	$280,452	$45,850	$—		$326,302
Investment revenues	(5,218)	78	—		(5,140)
Total revenues	275,234	45,928	—		321,162
Expenses
Employee compensation and benefits	147,552	20,904	3,897	(d)	172,353
Occupancy and equipment rental	18,983	1,622	—		20,605
Depreciation and amortization	3,228	336	700	(e)	4,264
Information services	8,625	639	—		9,264
Professional fees	5,651	878	—		6,529
Travel related expenses	11,386	1,524	—		12,910
Interest expense	1,238	—	2,212	(f)	3,450
Other operating expenses	11,101	1,710	—		12,811
Total expenses	207,764	27,613	6,809		242,186
Income before taxes	67,470	18,315	(6,809)		78,976
Provision for taxes	24,082	445	3,660	(g)	28,187
Net income allocated to common stockholders	$43,388	$17,870	$(10,469)		$50,789

Average shares outstanding:
Basic	30,354,227		779,454	(h)	31,133,681
Diluted	30,357,691		779,454	(h)	31,137,145
Earnings per share:
Basic	$1.43				$1.63
Diluted	$1.43				$1.63

See the accompanying notes to the unaudited pro forma condensed combined financial information

Greenhill & Co., Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Income

For the Quarter Ended March 31, 2015
(in thousands except share and per share data)

	Historical
	Greenhill (consolidated)	Cogent (unaudited)	Pro Forma Adjustments		Pro Forma Combined
Revenues
Advisory fees	$61,892	$10,462	$—		$72,354
Investment revenues (loss)	(9)	323	(302)	(i)	12
Total revenues	61,883	10,785	(302)		72,366
Expenses
Employee compensation and benefits	33,417	6,070	(246)	(d)	39,241
Occupancy and equipment rental	4,860	506	—		5,366
Depreciation and amortization	721	94	175	(e)	990
Information services	2,190	189	—		2,379
Professional fees	2,392	285	—		2,677
Travel related expenses	2,254	364	—		2,618
Interest expense	278	—	553	(f)	831
Other operating expenses	3,601	1,271	(681)	(i)	4,191
Total expenses	49,713	8,779	(199)		58,293
Income before taxes	12,170	2,006	(103)		14,073
Provision for taxes	4,567	69	645	(g)	5,281
Net income allocated to common stockholders	$7,603	$1,937	$(748)		$8,792

Average shares outstanding:
Basic	30,095,902		779,454	(h)	30,875,356
Diluted	30,171,882		779,454	(h)	30,951,336
Earnings per share:
Basic	$0.25				$0.28
Diluted	$0.25				$0.28

See the accompanying notes to the unaudited pro forma condensed combined financial information

Note 1. Description of the Acquisition and Basis of Presentation
The Acquisition

On April 1, 2015, Greenhill completed its acquisition of Cogent, a global financial advisor to pension funds, endowments and other institutional investors on the secondary market for alternative assets.  Under the terms of the Unit Purchase Agreement (the "Purchase Agreement"), Greenhill acquired 100% ownership of Cogent in exchange for a combination of (i) approximately $44.0 million in cash and 779,454 shares of Greenhill common stock paid at closing and (ii) approximately $18.9 million in cash and 334,054 shares of Greenhill common stock payable in the future if certain agreed revenue targets are achieved (the "Earnout").  In accordance with the Purchase Agreement, the cash payment and the issuance of common shares related to the Earnout may be achieved if Cogent has earned revenues of at least $80 million during the two year period ended on the second anniversary of the closing or, if Cogent does not achieve that revenue target, if Cogent has earned revenues of at least $80 million during the two year period ending on the fourth anniversary. If the revenue target is achieved the contingent consideration will be paid on the second or fourth anniversary date of the closing dependent upon the two year period during which the revenue target was achieved. If the revenue target is not achieved during either of the two year Earnout periods there will not be a payment. A portion of the cash paid and stock issued by Greenhill at closing was placed into escrow to cover potential post-closing obligations of the selling unitholders.

The cash component of the consideration paid at closing was funded by two bank term loan facilities, each in an original principal sum of $22.5 million, and together in aggregate $45.0 million. One term loan facility matures on April 30, 2016 and bears interest at the Prime Rate plus three-quarters of one percent (0.75%) per annum. The other term loan facility matures on April 30, 2018 and bears interest at the Prime Rate plus one and one-quarter percent (1.25%) per annum, which interest rate shall be reduced to the Prime Rate plus three-quarters of one percent (0.75%) per annum when the amount outstanding on the term facility is $7.5 million or less.
Consistent with Greenhill’s normal personnel recruiting policies, and in order to provide long term incentives for retention and continued strong performance, Greenhill also granted restricted stock units and other deferred compensation awards, which will vest over time, to a number of Cogent employees. These awards will be expensed over the service period during which they are earned and have not been recorded as a component of the purchase price.
Basis of Presentation
The unaudited pro forma condensed combined financial statements have been prepared based on Greenhill's and Cogent's historical financial information. Certain disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by SEC rules and regulations.
The pro forma condensed combined financial statements reflect accounting for the Acquisition in accordance with the purchase method of accounting. Under the purchase method of accounting the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. Estimates of the fair values of the acquired assets and assumed liabilities of Cogent have been combined with the recorded values of the assets and liabilities of Greenhill, with any excess of the purchase price over the estimated fair value of the identifiable net assets acquired recorded as goodwill, in the unaudited pro forma condensed combined financial information.
The pro forma condensed combined financial statements reflect management’s best estimate of the fair value of the tangible and intangible assets acquired and the liabilities assumed at the acquisition date based upon a preliminary valuation analysis. The pro forma adjustments included herein may be revised as additional information becomes available and as the analysis is finalized. Accordingly, the final purchase price adjustments may be materially different from the pro forma adjustments presented herein.
Additionally, certain revenue, expense and balance sheet amounts in the historical financial statements of Cogent have been reclassified to conform to Greenhill’s historical financial information presentation.
The unaudited pro forma condensed combined financial information are not necessarily indicative of the results of operations that would have been achieved had the Acquisition actually taken place at the dates indicated and do not purport to be indicative of future financial condition or operating results of the combined company.

Note 2. Purchase Price of Cogent
The total preliminary purchase price as of March 31, 2015 is $100.0 million and is comprised of the following :

	(In thousands)
Consideration:
Bank term loans payable	$45,000	(1)
Bank revolving loan payable	(975)	(2)
Contingent obligation due selling unitholders of Cogent	13,144	(3)
Common stock	42,826	(4)
Total purchase price	$99,995

(1)	Reflects borrowings from new bank term loan facilities used to fund the cash payment to certain unitholders of Cogent at closing.

(2)	Reflects the paydown of the bank revolving loan with the portion of bank term loan borrowings in excess of the cash amount payable to the selling unitholders of Cogent at closing.

(3)
Reflects the estimated fair value at the acquisition date of the contingent cash consideration, which will be paid to the selling unitholders of Cogent on the second or fourth anniversary of the closing, if during either the two year period ended on the second anniversary or the two year period ending on the fourth anniversary Cogent has earned revenues of at least $80 million. The contractual amount of the contingent obligation due certain of the selling unitholders of Cogent is $18.9 million and has been discounted to reflect the weighted average probability that Cogent achieves the revenue target during either of the two year periods and further discounted at Greenhill's estimated weighted average cost of capital. The fair value of the revenue target will be remeasured each quarterly period during the Earnout period with any change recognized as income or expense on the statement of income.

(4)
Reflects the value of 779,454 shares of Greenhill common stock issued to the selling shareholders of Cogent at closing and the estimated fair value of 334,048 shares of Greenhill common stock, which will be issued on the second or fourth anniversary of the closing if Cogent has achieved revenues of at least $80 million during the two year period ending on the second anniversary or, if that revenue target is not achieved, if Cogent has achieved revenues of at least $80 million during the two year period ending on the fourth anniversary. The value of the common shares was calculated at Greenhill’s closing share price of $39.65 on March 31, 2015, the day immediately preceding the closing, and was recorded at full value for the shares issued at closing and at the weighted average probability that Cogent achieves its revenue target for the Earnout in one of the two year periods ending on the second or the fourth anniversary of the closing.

The following represents a preliminary allocation of the total purchase price as reflected in the unaudited pro forma condensed combined balance sheet:

(In thousands)
Assets acquired and liabilities assumed:
Assets:
Current assets	$13,970
Property and equipment	1,214
Other assets	651
Identifiable intangible assets	1,300
Goodwill	92,981
Total assets	110,116
Liabilities:
Current liabilities	9,621
Deferred tax liability	500
Total liabilities	10,121
Net assets	$99,995

The preliminary estimate of the fair value of the intangible assets acquired, which consist of Cogent's backlog of client assignments that existed at the time of the closing, customer relationships, and trade name, is based, in part, on a valuation using an income approach, market approach or cost approach, as appropriate. The Company considered, among other factors, the analyses of historical financial performance and an estimate of the future performance of the Cogent business. The risk adjusted discount rates use to compute the present value of individual intangible assets expected net cash flows were based upon Greenhill’s estimated weighted average cost of capital. The estimated fair value ascribed to the identifiable intangible assets will be amortized on a straight-line basis over the estimated remaining useful life of each assets over periods ranging between 1 to 3 years. The carrying value of all other assets and liabilities was deemed to approximate their estimated fair value. Goodwill represents the excess of the purchase price over the fair value of net assets acquired.
A deferred tax liability has been recorded based on the difference between the estimated fair value of the identifiable intangible assets acquired in excess of the tax basis of those assets.
The total purchase includes an escrow amount of $8.9 million, which may be used to cover post-closing obligations of the selling unitholders made prior to the first anniversary of the closing. Any escrow proceeds released to Greenhill will adjust the components of the allocation of the purchase price.
In addition to the equity consideration provided to the selling unitholders of Cogent, under the terms of the Purchase Agreement, the selling unitholders are entitled to receive a post closing distribution for the amount of net working capital, as of March 31, 2015, in excess of $5.0 million. The estimated amount distributable to the selling unitholders is approximately $7.3 million.

Note 3. Pro Forma Adjustments and Assumptions
The pro forma adjustments included in the unaudited pro forma condensed combined financial information for Greenhill and Cogent as of and for year ended December 31, 2014 and the three months ended March 31, 2015 are as follows:

(a)	To reflect the estimated amount of the post closing working capital adjustment payable to the selling unitholders of Cogent.
(b)
To allocate the purchase price consideration, which consisted of bank term loan borrowings, the issuance of common shares, a contingent cash obligation and the contingent issuance of common shares to the selling unitholders, to the estimated fair value of net assets acquired, including identifiable intangible assets, and related liabilities assumed. See Note 2 - Purchase Price of Cogent.

(c)	To eliminate Cogent's historical equity and non-controlling interest as a result of the Acquisition.
(d)
To adjust total compensation and benefits expense to 54% of total revenues, consistent with the percentage of compensation expense to revenues recorded by Greenhill for the year ended December 31, 2014 and the three months ended March 31, 2015.

(e)
Reflects the pro forma impact of the amortization of identifiable intangible assets of Cogent which have been allocated to Cogent’s backlog of client assignments, customer relationships, and trade name and assumed remaining useful lives of one to three years. The fair value adjustment and related annual amortization for the first year is as follows:

	(In thousands)
		Remaining	Estimated Year-one Amortization
		Useful Life	Expense
Backlog of client assignments	$300	1 year	$300
Customer relationships	400	2 years	200
Trade name	600	3 years	200
Total intangible assets	$1,300		$700

(f)
Reflects the estimated interest expense related to the term loan borrowings used to fund both the cash due the selling unitholders at closing and debt financing costs. Interest expense was calculated using the Prime Rate plus one percent (1%) per annum, the average rate of interest on the term loan facilities plus the annual amortization of debt financing costs over the term of each of the term loan facilities.

(g)
Reflects the estimated income tax expense related to the historical earnings of Cogent, which will be subject to corporate taxes as a result of the acquisition by Greenhill, net of the tax benefit resulting from the pro forma adjustments, applying Greenhill's effective rate for the year ended December 31, 2014 and the three months ended March 31, 2015, respectively.

The Acquisition will be treated as an asset purchase for tax purposes. Similar to the purchase accounting method used for book purpose, the excess of the purchase price paid over the fair value of the net assets acquired will be recorded as goodwill for tax purposes. The amount of goodwill recorded for tax purposes will be determined based on the consideration paid at closing and will be amortized for tax purposes ratably over a fifteen year period. In the event the Earnout is achieved, the additional consideration paid will also be treated as goodwill for tax purposes and will be amortized ratably over the remainder of the fifteen year period. For book purposes, the tax benefit realized from the amortization of goodwill will be recorded as a deferred tax liability.

(h)
Pro forma shares outstanding include 779,454 common shares issued to the selling unitholders at closing. The pro forma shares outstanding do not include 334,048 common shares which will be issued on either the second or fourth anniversary of the closing, if Cogent achieves the revenue target during one of the two year periods as described above. Such shares will be issued and included in the computation of Greenhill’s basic and diluted earnings per share at the time Cogent achieves the revenue threshold. If Cogent does not achieve the revenue target during either of the two year periods, the common shares will not be issued. If Cogent achieves the revenue target and the common shares are issued, the pro forma fully diluted weighted average shares outstanding for the year ended December 31, 2014 and the three months ended March 31, 2015 would have been 31,471,193 and 31,285,384, respectively, and the pro forma diluted earnings per share available to common stockholders would have been $1.61 and $0.28, respectively.

(i)
To eliminate from Cogent's historical results, non-recurring revenue and expense items which were directly attributable to the Acquisition, including (i) a gain on an investment sold by Cogent in conjunction with the Acquisition and (ii) legal and other professional expenses incurred by Cogent as a result of the Acquisition.

Note 4. Non-recurring Items
The pro forma adjustments for the year ended December 31, 2014 and the three months ended March 31, 2015 exclude certain non-recurring expenses incurred by Greenhill as follows:

(a)
Greenhill incurred estimated legal and advisory expenses of approximately $1.3 million related to the Acquisition. In accordance with FASB ASC Topic 805, these direct costs incurred in the business combination will be expensed in the period incurred and not included in the business combination accounting. For the three month period ended March 31, 2015 Greenhill expensed charges related to the Acquisition of approximately $1.1 million. The remainder of the expenses incurred will be expensed in the three months ended June 30, 2015. Greenhill did not incur any expenses related to the business combination with Cogent during the year ended December 31, 2014.